Exhibit 10.2
COINSURANCE AGREEMENT
Between
ANNUITY AND LIFE REASSURANCE, LTD.,
(referred to as the Company)
and
WILTON REINSURANCE BERMUDA LIMITED
(referred to as the Retrocessionaire)
Dated January 17, 2006
Effective June 30, 2005

COINSURANCE AGREEMENT
     THIS COINSURANCE AGREEMENT (the “Agreement”), is made and entered into this 17th day of January, 2006, by and between ANNUITY AND LIFE REASSURANCE, LTD., a Bermuda insurance company (the “Company”) and WILTON REINSURANCE BERMUDA LIMITED, a Bermuda insurance company (“Retrocessionaire”).
     WHEREAS, the Company, Annuity and Life Reassurance America, Inc., a Connecticut insurance company (“ALR America”), Retrocessionaire and Wilton Reassurance Company (f/k/a Prudential Select Life Insurance Company of America), a Minnesota insurance company (“Wilton America,”) have entered into that certain Master Agreement, dated August 10, 2005 (the “Master Agreement”) and attached as Exhibit A-1 hereto, as amended by a Letter Agreement dated December 29, 2005 and attached as Exhibit A-2 hereto, pursuant to which the Company and ALR America have agreed to retrocede, and Retrocessionaire and Wilton America have agreed to reinsure, certain reinsurance treaties;
     WHEREAS, as contemplated by the Master Agreement, the Company wishes to retrocede to the Retrocessionaire, and the Retrocessionaire wishes to indemnity reinsure, on a one-hundred percent (100%) coinsurance basis, the Covered Treaties in accordance with the terms and conditions of this Agreement; and
     WHEREAS, following the Transition Date, the Company desires that the Retrocessionaire perform, and the Retrocessionaire wishes to perform, administrative functions on behalf of the Company with respect to the Covered Treaties as well as certain agreements related thereto.
     NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Retrocessionaire agree as follows:
ARTICLE I
BASIS OF COINSURANCE AND BUSINESS COINSURED
     1.01 Coinsurance.
     (a) Subject to the terms and conditions of this Agreement, the Company hereby retrocedes on a coinsurance basis to the Retrocessionaire as of the Effective Time, and the Retrocessionaire hereby accepts and agrees to assume and indemnity reinsure on a coinsurance basis as of the Effective Time, one hundred percent (100%) of the Reinsured Liabilities. This is an Agreement for indemnity reinsurance solely between the Company and the Retrocessionaire and shall not create any legal relationship whatsoever between the Retrocessionaire and any Person other than the Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or reduced as provided herein.

     (b) On and after the Effective Time, the Retrocessionaire will have the responsibility for immediately paying on behalf of the Company, as and when due, all Reinsured Liabilities arising under or attributable to the Covered Treaties.
     1.02 Reinsurance Coverage. In no event shall the reinsurance provided hereunder with respect to a particular Covered Treaty be in force and binding at any time unless such Covered Treaty was in force and binding as of the Effective Time and is not a Novated Treaty at such time.
     1.03 Reserves. On and after the Effective Time, the Retrocessionaire shall establish and maintain as a liability on its Statutory Financial Returns filed with the Bermuda Monetary Authority reserves for the Covered Treaties retroceded hereunder, calculated in accordance with SAP.
ARTICLE II
ACCOUNTINGS AND TRANSFER OF ASSETS
     2.01 Reinsurance Premiums. (a) In connection with the Closing under the Master Agreement, in order to effect the reinsurance on the Covered Treaties at the Effective Time, the Company has paid to the Retrocessionaire an initial reinsurance premium the amounts described in the Master Agreement.
     (b) The Retrocessionaire shall be entitled to receive, as additional reinsurance premium, immediate payment of an amount equal to (i) Premiums received on and after the Effective Time attributable to the Covered Treaties less (ii) Premiums paid by the Company to Third-Party Retrocessionaires under any Existing Retrocession Agreements.
     (c) To the extent that the Company recovers amounts from any third party relating to the Covered Treaties (including, without limitation, Premiums from any Ceding Company and litigation recoveries, but excluding recoveries under Existing Retrocession Agreements that have not been assigned or novated to Retrocessionaire), immediately upon receipt of any such amounts the Company shall transfer such amounts to the Retrocessionaire and provide the Retrocessionaire with any pertinent information that the Company may have relating thereto.
     (d) Notwithstanding anything to the contrary set forth in Section 2.01(b) and (c) of this Agreement, any amounts paid, received or due by the Company thereunder prior to the Transition Date shall be accounted for and paid pursuant to Section 5.2(b) and (c) of the Master Agreement.
     2.02 Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment on a daily compounded basis at an annual rate equal to the Treasury Rate. For purposes of this Section 2.02, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, (i) a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision, and (ii)

interest will not accrue on any payment due the Retrocessionaire hereunder unless the delayed settlement thereof was caused by the Company.
     2.03 Failure to Pay Reinsurance Premiums. The payment of reinsurance premiums is a condition precedent to the continuing liability of the Retrocessionaire under this Agreement, unless such failure is a result of any action or inaction of the Retrocessionaire or any of its Representatives during the time it is administering the Covered Treaties pursuant to Article III of this Agreement. If reinsurance premiums with respect to this Agreement are not paid when due, the Retrocessionaire shall have the right to provide the Company 45 days’ prior written notice (the “Initial Notice”) of its intent to terminate because of the Company’s failure to pay reinsurance premiums. If such reinsurance premiums have not been paid within 45 days of the delivery of the Initial Notice, the Retrocessionaire shall provide to the Company a second notice (the “Second Notice”) of its intent to terminate because of the Company’s failure to pay such premiums. The reinsurance hereunder of all Covered Treaties shall terminate as of the last date upon which premiums with respect to such Covered Treaties were paid.
ARTICLE III
ADMINISTRATION
     3.01. Engagement. Commencing on the Transition Date and during the entire term of this Agreement, the Company hereby exclusively engages the Retrocessionaire to render on behalf of the Company all administrative and management services necessary and desirable to fully administer and manage the Covered Treaties, the Ancillary Agreements and the Existing Retrocession Agreements (collectively, the “Administrative Services”). The Retrocessionaire hereby accepts such engagement and agrees to perform the Administrative Services in accordance with the terms and conditions of this Agreement. The Administrative Services shall include, but not be limited to, the following: (i) collecting Premiums and other amounts due under the Covered Treaties, provided that the Company shall cooperate with the Retrocessionaire with respect to any dispute or litigation with respect thereto by making available any information in the possession of the Company necessary to respond to any such dispute or litigation on a timely basis; (ii) receiving, processing, investigating, evaluating and paying claims filed or made by Ceding Companies; (iii) defending any action brought upon a Covered Treaty (other than in respect of an Excluded Liability), Existing Retrocession Agreement or Ancillary Agreement or in connection with Reinsured Liabilities; (iv) providing usual and customary services for Ceding Companies to the extent required under the terms of the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements; (v) paying amounts due to agents, brokers, reinsurance intermediaries, and other Persons, as applicable, under the terms of any of the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements; (vi) preparing and providing to the Company all accounting and actuarial information related to the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements that are necessary in order for the Company to timely meet statutory or tax accounting requirements for periods commencing on or after the Transition Date; (vii) maintaining appropriate books and records of all transactions related to the each of the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements, including, without limitation, those books and records required by and in accordance with the Industry Standards; (viii) fully administering Existing Retrocession Agreements, including, without limitation, paying all reinsurance premiums and collecting all reinsurance recoverables due from or to the Company thereunder; (ix) commencing any actions necessary to collect amounts due under the Existing Retrocession Agreements and Ancillary Agreements; (x) fully administering Ancillary Agreements, including, without limitation, paying all amounts due by the Company thereunder and collecting all amounts due the Company thereunder; and (xi) providing any such additional services incident to the foregoing, including, without limitation, those services as may be necessary or appropriate to fully and properly administer the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements in accordance with Industry Standards. The Retrocessionaire shall provide the Administrative Services and perform its other obligations under this Article III at its sole cost and expense and in accordance with Industry Standards. It is acknowledged and agreed that payment of any amount under or with respect to any Covered Treaty pursuant to this Section 3.01 (including without limitation the payment of any Reinsured Liabilities) will constitute full and equivalent performance by Retrocessionaire of its obligations with respect to such amount under Section 1.01.
     3.02. Facilities. The Retrocessionaire will furnish the facilities, including, without limitation, physical facilities, trained personnel, and data processing hardware and software, necessary or desirable to provide the Administrative Services.
     3.03. Safeguarding Data. The Retrocessionaire will provide the storage facilities for its copies of books and records relating to the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements necessary or desirable and as required by Applicable Law. The Retrocessionaire shall be responsible for ensuring that the quality and security of the storage facilities is in accordance with Industry Standards. The Retrocessionaire shall establish reasonable safeguards to protect such books and records, including, without limitation, the data and data files of the Company and each Ceding Company, as the case may be, against unauthorized distribution, loss or alteration. Without limiting the generality of the foregoing, the Retrocessionaire shall provide for data recovery procedures and systems, including daily back-up of records, which shall be stored at an off-site location reasonably acceptable to the Company. Upon reasonable notice, the Company shall have the right to review and inspect such books, records and procedures relating thereto.
     3.04. Bank Account. The Retrocessionaire shall establish and maintain a bank account (the “Collections Account”) in the name of Company for the collection of and payment of all amounts due in connection with each Covered Treaty, Existing Retrocession Agreement and Ancillary Agreement. To the extent reasonably requested by the Retrocessionaire, the Company shall do all things reasonably necessary to enable the Retrocessionaire to open and maintain the Collections Account, including without limitation executing and delivering such board resolutions and other documents as may be requested by the relevant bank. The Company shall direct that all amounts due to the Company under the terms of any Covered Treaty, Existing Retrocession Agreement and Ancillary Agreement be deposited directly into the Collections Account. The Retrocessionaire shall have the right to draw on the Collections Account for the purpose of performing its obligations under this Agreement. Schedule 3.04 sets forth a list of, and copies of incumbency certificates for, the Retrocessionaire employees empowered to take any action with respect to the Collection Account. The Retrocessionaire will notify the Company of the termination or replacement of any person listed on Schedule 3.04 promptly, but in no event later than two business days after such termination or replacement. The Company shall not, without the Retrocessionaire’s prior written consent, make any changes to the authorized signatories on the Collections Account or attempt to withdraw any funds therefrom. As between the Retrocessionaire and the Company, the Retrocessionaire shall own all funds deposited in the Collections Account, shall be entitled to all interest thereon, and shall pay or reimburse the Company for all taxes on such interest.
     3.05. Books and Records. The Retrocessionaire shall maintain at its principal administrative office for the duration of this Agreement and six (6) years thereafter or such longer period required by Applicable Law books and records (a) of all transactions between it, the Company and the Ceding Companies, or (b) relating to or arising from any of the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements. Such books and records shall be maintained in accordance with Industry Standards. The commissioner of insurance or appropriate governmental officer of any state or local authority with jurisdiction over the Company shall have access to such books and records as required by Applicable Law. The Retrocessionaire shall give the Company sixty (60) days’ advance written notice of the proposed disposal or destruction of such books and records by or on behalf of the Retrocessionaire and shall make available for removal and storage by the relevant Ceding Company, Third-Party Retrocessionaire, and/or the Company such books and records during that sixty-day period. The storage and disposal/destruction of any books and records so obtained by the Company shall thereafter be the sole responsibility of the Company.
     3.06. Right to Inspect and Audit. The Company and its Representatives shall have the right to inspect and audit the Retrocessionaire during the Retrocessionaire’s normal business hours with five (5) business days’ advance notice or upon other reasonable notice to evaluate the internal controls and compliance with this Agreement with regard to the books and records maintained by the Retrocessionaire pursuant to or in connection with this Agreement, including, without limitation, records relating to the Collections Account, and all such books and records shall be made available to the Company and its Representatives for review, audit, inspection, and reproduction. The Company shall be fully responsible for the costs of such reviews, audits, inspections and reproductions.
     3.07 Regulatory Reporting; Quarterly Reports.
     (a) The Retrocessionaire shall provide to the Company all information with respect to the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements required by the Company to satisfy all current and future informational reporting and any other requirements imposed upon it by any governmental entity. Upon the reasonable request of the Company, the Retrocessionaire shall timely provide all information necessary to prepare such reports and summaries as may be necessary to satisfy any requirements imposed by a governmental entity upon the Company with respect to Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements, and promptly provide to the Company copies of all existing records relating to the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements (including, with respect to records maintained in machine readable form, hard copies) necessary to satisfy such requirements.
     (b) Within a time period mutually agreeable to the Company and the Retrocessionaire, but in no event more than 30 days following the end of each calendar quarter after the Transition Date, the Retrocessionaire will provide to the Company the information needed by the Company for reporting the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements on statutory or GAAP financial statements, tax returns, or other financial reports required to be filed by the Company. The form of the report (the “Retrocessionaire Quarterly Report”) and the information to be provided is set forth on Schedule 3.07 attached hereto. If net cash is due to the Company, the amount due will accompany the Retrocessionaire Quarterly Report. If net cash is due to the Retrocessionaire, the Company will pay such amount to the Retrocessionaire promptly upon its receipt of the Retrocessionaire Quarterly Report.
     3.08 Insurance. The Retrocessionaire or an affiliate of the Retrocessionaire (to which the Retrocessionaire has assigned its administrative duties hereunder in accordance with Section 12.05) shall maintain (a) commercial general liability and/or office premises liability insurance, including premises liability and contractual liability, for claims of bodily injury, personal injury and property damage with a business personal property limit of not less than $1,000,000, and an office premises liability of not less than $1,000,000 per occurrence, $2,000,000 general aggregate, $1,000,000 for fire damage, any one fire, and $10,000 for medical expense, any one person; and (b) while any of the Retrocessionaire’s employees are based on the premises of the Company, workers compensation insurance in compliance with statutory requirements.
ARTICLE IV
REGULATORY MATTERS
     4.01 Regulatory Matters. If the Company or the Retrocessionaire receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Covered Treaties, the Company or the Retrocessionaire, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.
     4.02 Licenses. At all times during the term of this Agreement, the Retrocessionaire shall hold and maintain all licenses, certificates of authority and authorizations required under Applicable Law or otherwise take all action that may be necessary or desirable (i) for the Company to obtain full financial credit for the Covered Treaties in the Statutory Financial Return filed with the Bermuda Monetary Authority, and (ii) to perform its obligations hereunder.
     4.03 Notice of Litigation. On and after the date of this Agreement, the Company and the Retrocessionaire shall promptly notify the other upon receipt of any demand letter, summons, complaint, petition or notice of litigation, arbitration, or other dispute resolution proceedings from any Person, and any complaint, notice, inquiry or other correspondence from any insurance regulatory authority relating to this Agreement, any Covered Treaty, Existing Retrocession Agreement, or Ancillary Agreement, or the subject matter hereof or thereof.

ARTICLE V
CERTAIN COVENANTS
     5.01 Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including, without limitation, the conveyance of the benefits of the Covered Treaties, Ancillary Agreements and the Existing Retrocession Agreements, each in accordance with the terms of such agreements. In the event and to the extent that the parties are unable to obtain any required consents, approvals or agreements of any such Person as may be required to convey such benefits (i) the Company shall use commercially reasonable efforts in cooperation with the Retrocessionaire to (A) provide or cause to be provided to the Retrocessionaire the benefits of each of the Covered Treaties, Ancillary Agreements and the Existing Retrocession Agreements, and (B) enforce for the account of the Retrocessionaire any rights of the Company arising from any such agreement, and (ii) the Retrocessionaire shall use commercially reasonable efforts to perform the obligations of the Company arising under all such agreements. If and when any such consent, approval or agreement shall be obtained, the Company shall promptly assign all of its rights and obligations thereunder to the Retrocessionaire without the payment of further consideration and the Retrocessionaire shall, without the payment of any further consideration therefor, assume such rights and obligations and the Company shall be relieved of any and all obligation or liability hereunder.
     5.02 Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) the Company shall grant to the Retrocessionaire a power of attorney to authorize the Retrocessionaire, to the greatest extent possible, to act on behalf of the Company in administering the Covered Treaties, the Existing Retrocession Agreements, and the Ancillary Agreements, and (ii) the parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing, financial statement or Tax return; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.
     5.03 Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.
     5.04 No Amendments or Waivers. Following the execution of this Agreement, the Company shall not terminate, modify, amend or waive compliance with any provision of any of the Covered Treaties, Ancillary Agreements or Existing Retrocession Agreements and shall fully comply with all of the terms and provisions of such agreements.

ARTICLE VI
[Reserved]
ARTICLE VII
ARBITRATION
     7.01 Arbitration. (a) After the Closing Date, any dispute between the parties relating in any way to this Agreement (other than any dispute arising in connection with the Post-Effective Time Accounting or the Post-Transition Accounting contemplated by Section 5.2 of the Master Agreement, which shall be resolved in accordance with Section 5.2(c) of the Master Agreement), shall be decided through negotiation and, if necessary, arbitration as set forth in Schedule 7.01 hereto.
     (b) The parties intend this Section 7.01 to be enforceable in accordance with the Bermuda International Conciliation Arbitration Act 1993 including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 7.01(a), the other party may request the court specified in Section 12.04 to compel arbitration.
ARTICLE VIII
INSOLVENCY
     8.01 Insolvency of the Company. In the event of the insolvency of the Company, all coinsurance made, retroceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Retrocessionaire directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Covered Treaties without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Covered Treaty within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Retrocessionaire shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Retrocessionaire.

ARTICLE IX
DURATION
     9.01 Duration. This Agreement shall continue in force (a) with respect to each Covered Treaty until such time as (i) such Covered Treaty becomes a Novated Treaty, or (ii) if such Covered Treaty does not become a Novated Treaty, (1) all the Company’s liability with respect to such Covered Treaty is terminated in accordance with its terms, and (2) the Company has received, or the Retrocessionaire has made on behalf of the Company, payments that discharge such liability in full; (b) each Existing Retrocession Agreement and Ancillary Agreement until such time as (i) each such agreement is assigned to and assumed by the Retrocessionaire, or, (ii) if such agreement is not so assigned or assumed, (1) all the Company’s liability with respect to each such agreement is terminated in accordance with its terms, and (2) the Company has received, or the Retrocessionaire has made on behalf of the Company, payments that discharge such liability in full. This Agreement shall terminate following the satisfaction of the requirements of the foregoing subsections (a) and (b) with respect to the last non-Novated Treaty, Existing Retrocession Agreement or Ancillary Agreement then in force. In no event shall the interpretation of this Section 9.01 imply a unilateral right of the Retrocessionaire to terminate this Agreement.
     9.02 Survival. Notwithstanding the other provisions of this Article IX, the terms and conditions of Articles VI, X and XI shall remain in full force and effect after the date on which this Agreement is terminated in accordance with the terms and conditions of this Article IX.
ARTICLE X
INDEMNIFICATION
     10.01 Retrocessionaire’s Obligation to Indemnify. The Retrocessionaire hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective directors, officers and employees (collectively, the “Company Indemnified Parties”) from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages (“Losses”) incurred by the Company to the extent arising from (i) any breach of any covenant or obligation of the Retrocessionaire contained in this Agreement, (ii) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of the Retrocessionaire in connection with the performance of the Retrocessionaire’s obligations under Article III of this Agreement, (iii) any Reinsured Liability, or (iv) any Retrocessionaire Extracontractual Liability, provided, however, that no indemnification shall be due under Sections 10.01(i) or (ii) to the extent that Losses are attributable to acts, omissions or conduct of a person who is a director, officer, employee, agent, representative, successor, or permitted assign of the Company or any of its Affiliates (other than the Retrocessionaire or any of its Representatives acting as an agent, representative, successor or permitted assign of the Company or any of its Affiliates), unless such acts, omissions or conduct were committed at the written direction of the Retrocessionaire.
     10.02 Company’s Obligation to Indemnify. The Company hereby agrees to indemnify, defend and hold harmless the Retrocessionaire and its Affiliates and their respective directors, officers and employees (collectively, the “Retrocessionaire Indemnified Parties”) from and against all Losses incurred by the Retrocessionaire to the extent arising from (i) any breach of any covenant or obligation of the Company contained in this Agreement, (ii) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of the Company in connection with the performance of the Company’s obligations under Article III of this Agreement, (iii) any Excluded Liability; provided, however, that no indemnification shall be due under Sections 10.02(i) or (ii) to the extent that Losses are attributable to acts, omissions or conduct of a person who is a director, officer, employee, agent, representative, successor, or permitted assign of the Retrocessionaire or any of its Affiliates (other than the Company or any of its Representatives acting as an agent, representative, successor or permitted assign of the Retrocessionaire or any of its Affiliates), unless such acts, omissions or conduct were committed at the written direction of the Company.
ARTICLE XI
DEFINITIONS
     11.01 Definitions. Any capitalized term used but not defined herein shall have the meaning set forth in the Master Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:
"Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.
"Agreement” has the meaning set forth in the preamble.
"Ancillary Agreements” means each contract or agreement identified on Schedule 11.01(a) hereto between the Company (or any Affiliate thereof) and a Ceding Company or other counterparty relating to the administration or management of one or more of the Covered Treaties.
"Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.
"Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Bermuda are required or authorized by law to be closed.
"Ceding Company” means the ceding company under any Covered Treaty.
"Company” has the meaning set forth in the preamble.
"Company Extracontractual Liabilities” means all liabilities for consequential, exemplary,

punitive or similar extracontractual damages or statutory penalties, whether owing to Ceding Companies, governmental authorities or any other person relating to the Covered Treaties, which liabilities arise from any action, act of bad faith, error or omission by the Company, any of its Affiliates, or any Representative of the Company or any of its Affiliates, in each case excluding any action taken or failure to take any action at the written direction or with the express consent of the Retrocessionaire; provided, however, that Company Extracontractual Liabilities shall exclude, with respect to a given Covered Treaty, those liabilities arising pursuant to the express terms of such Covered Treaty.
"Covered Treaty” means each reinsurance agreement identified on Exhibit B hereto.
"Effective Date” means June 30, 2005.
"Effective Time” means 11:59 p.m. Eastern time on June 30, 2005.
"Excluded Liability” means any liability that (i) represents a Company Extracontractual Liability, or (ii) is not expressly assumed by the Retrocessionaire pursuant the Master Agreement, a Coinsurance Agreement (as defined in the Master Agreement), a Novation Amendment, an Existing Retrocession Agreement Assignment (as defined in the Master Agreement) or an Ancillary Agreement.
"Existing Retrocession Agreement” at any time means any Existing Retrocession Agreement (as defined in the Master Agreement) that (a) was in force and effect as of the Effective Time, (b) covers any risk associated with any Covered Treaty, and (c) has not been assigned or novated to Retrocessionaire at or prior to such time.
"GAAP” means United States generally accepted accounting principles.
"Industry Standards” as to any Administrative Service shall mean the performance of such service (i) with the skill, diligence and expertise commonly expected from experienced and qualified personnel performing such duties in the life reinsurance industry and (ii) in accordance with Applicable Law and the terms of each Covered Treaty, Existing Retrocession Agreement, and Ancillary Agreement, as applicable.
"Master Agreement” has the meaning set forth in the preamble.
"Novated Treaty” means, at any time, each Covered Treaty that has been assumed by the Retrocessionaire pursuant to the terms of a Novation Amendment at such time.
"Novation Amendment” means an amendment of a Covered Treaty in substantially the form attached as Exhibit D to the Master Agreement under which the Retrocessionaire will be contractually substituted for the Company as respects such Covered Treaty.
"Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

"Premiums” means premiums, considerations, deposits and similar amounts due from Ceding Companies or to Third-Party Retrocessionaires with respect to the Covered Treaties.
"Reinsured Liabilities” means all net retained liabilities of the Company, whether incurred before or after the Effective Time, arising under the Covered Treaties (net of all liabilities with respect to the Covered Treaties retroceded by the Company under any Existing Retrocession Agreement that has not been assigned or novated to the Retrocessionaire, except to the extent any retroceded liability to a non-Affiliate of the Company under an Existing Retrocession Agreement cannot be collected, in which case such liability shall be reinsured by the Retrocessionaire hereunder), including any amounts payable to any broker, agent or reinsurance intermediary identified on Schedule 11.01(b) hereto but excluding any Excluded Liability. For the avoidance of doubt, Reinsured Liabilities does not include any premium tax liability or any obligation to pay any guaranty fund assessment by any jurisdiction except to the extent any such liability or obligation arises under the express terms of a Covered Treaty.
"Representatives” means, with respect to any party hereto, its officers, directors, employees, agents and other representatives (including legal counsel, investment bankers, consultants, independent public accountants and actuaries).
"Retrocessionaire” has the meaning set forth in the preamble.
"Retrocessionaire Extracontractual Liability” means all liabilities for consequential, exemplary, punitive or similar extracontractual damages or statutory penalties, whether owing to Ceding Companies, governmental authorities or any other person relating to the Covered Treaties, which liabilities arise from any action, act of bad faith, error or omission by the Retrocessionaire, any of its Affiliates, or any Representative of the Retrocessionaire or any of its Affiliates, in each case excluding any action taken or failure to take any action at the written direction or with the express consent of the Company.
"SAP” means the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which the Retrocessionaire is domiciled.
"Third-Party Retrocessionaire” shall mean any retrocessionaire under an Existing Retrocession Agreement.
"Treasury Rate” means the annual yield rate, on the Closing Date, of actively traded U.S. Treasury securities having a remaining time to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
ARTICLE XII
MISCELLANEOUS
     12.01 Notices. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a)

received by the receiving party if mailed via United States registered or certified mail, return receipt requested, (b) received by the receiving party if mailed by United States overnight express mail, (c) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (d) delivered in person or by commercial courier to the parties at the following addresses:
     (i) If to the Company to:
Annuity and Life Reassurance, Ltd.
Cumberland House
1 Victoria Street
Hamilton, Bermuda HM11
Attention: Chief Executive Officer
Fax: (441) 296-7665
With a concurrent copy to each of:
Annuity and Life Re (Holdings), Ltd.
Cumberland House
1 Victoria Street
Hamilton, Bermuda HM 11
Attention: Chief Executive Officer
Fax: (441) 296-7665
Robert C. Juelke, Esq.
Drinker, Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Fax: (215) 988-2757
     (ii) If to Retrocessionaire to:
Wilton Reinsurance Bermuda Limited
Par La Ville Place
14 Par la Ville Road
P.O. Box HM 3379
Hamilton HM PX Bermuda
Attention: Chief Executive Officer
Fax: (441) 295-6821
With a concurrent copy to each of:
Wilton Services, Inc.
187 Danbury Road
Riverview Building, 3rd Floor

Wilton, Connecticut 06897
Attention: General Counsel
Fax: (203) 762-4445
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Ave., N.W.
Washington, D.C., 20004
Attn: David A. Massey
Fax: (202) 637-3593
Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 12.01.
     12.02 Entire Agreement. This Agreement, including the Schedules hereto, and the Master Agreement constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior discussions and agreements between the parties with respect to the subject matter hereof, which are merged with and into this Agreement. In the even of a conflict between this Agreement and the Master Agreement, this Agreement shall control.
     12.03 Waivers and Amendments; Preservation of Remedies. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Retrocessionaire.
     12.04 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Bermuda applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws of that or any other jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any court sitting in Bermuda, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by hand in Bermuda, addressed to such party, with a concurrent copy by overnight mail, shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.
     12.05 Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party. The Retrocessionaire shall be entitled to assign its administrative duties hereunder without the prior written consent of the Company, unless the Person to whom such duties are to be assigned is not, at the time of such assignment, an Affiliate of the Retrocessionaire, in which event the Retrocessionaire shall obtain the prior written consent of the Company, such consent not to be unreasonably withheld.
     12.06 No Third Party Beneficiaries. Except as expressly provided in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of the Company and the Retrocessionaire and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third-party beneficiary to this Agreement upon any other person.
     12.07 Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and all documentation related hereto, including without limitation all fees and expenses of counsel, actuaries and accountants.
     12.08 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.
     12.9 Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.
     12.10 Severability. If any provision of this Agreement other than any provision of Article I, Article II, or Article X is held to be illegal, invalid or unenforceable under any present or future law or is determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Retrocessionaire under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
     12.11 Offset Rights. Any debits or credits incurred on and after the Effective Time in favor of or against either the Company or Retrocessionaire with respect to this Agreement, Section 5.2 of the Master Agreement and any Ancillary Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid. This Section 12.11 shall apply notwithstanding the existence of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Company or the Retrocessionaire.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on this 17th day of January, 2006.
ANNUITY AND LIFE REASSURANCE, LTD.
By: /s/ William H. Mawdsley
Name: William H. Mawdsley
Title: Chief Executive Officer
WILTON REINSURANCE BERMUDA LIMITED
By: /s/ Michael N. Smith
Name: Michael N. Smith
Title: Chief Executive Officer